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                                                              EXHIBIT 1.A.(3)(C)


                              COMMISSION SCHEDULE

     In general, the following maximum percentages of the premium paid for each respective policy year will be paid by NEVLICO to the NELESCO agent involved in the sale of a Policy:

                  POLICY YEARS        MAXIMUM PERCENTAGES
                  ------------        -------------------

                  1                          45 %
                  2-6                         6 %
                  7-10                        3 %
                  11 and later                1 1/2%

     The amount of commissions for extra premiums for a Policy covering an
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insured in a substandard risk classification will be determined by NEVLICO's
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rules and practices current at the time such extra premiums are charged.
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     Additional commissions are paid based on premiums paid for benefits purchased by Rider. NEVLICO may recapture up to 50% of the first year commission paid to the agent if the Policy is not continued after the first policy anniversary.

     Agents with fewer than four years of service with NELESCO may be compensated differently. Agents who meet certain productivity and persistency standards with respect to policies sold by NEVLICO and New England Life may be eligible for additional compensation.